Exhibit 23




                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22068), the Registration Statement on Form S-8 (No. 33-60278), the Registration Statement on Form S-8 (No. 33-66124), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-25699), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-03011), and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-17847) of our report dated February 12, 1998, appearing on page A-10 of the Annual Report to Shareholders in the Appendix to the Illinova Corporation Proxy Statement which is incorporated in this Annual Report on Form 10-K.




/s/ Price Waterhouse LLP
Price Waterhouse LLP

March 10, 1998